AMENDMENT TO THE BY-LAWS ADOPTED AT A MEETING OF THE DIRECTORS OF MASON STREET FUNDS, INC. ON NOVEMBER 6, 1997



AMENDMENT: RESOLVED, that the second sentence of subsection 2.01 of the By-laws of the corporation is hereby amended to read as follows, effective May 8, 1997:

"The number of directors of the corporation shall be six."


HOL03    69068